                                                                     EXHIBIT 5.1

                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420


                                  July 21, 1998



Genzyme Corporation
One Kendall Square
Cambridge, MA  02139

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to $250,000,000 in aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2005 (the "Notes") and the shares of Genzyme General Division Common Stock, $0.01 par value per share, issuable upon conversion of the Notes (the "Conversion Shares"). The Notes were issued by the Company pursuant to an Indenture dated as of May 22, 1998 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). We understand that the Notes and Conversion Shares are to be offered and sold from time to time by the holders named in the Prospectus forming part of the Registration Statement in the manner described in such Prospectus.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the initial sale of the Notes. We have examined such documents as we consider necessary to render this opinion.

         This opinion is limited to the federal laws of the United States and the laws of the Commonwealth of Massachusetts. We are rendering this opinion as though the laws of Massachusetts govern the Indenture and the Notes notwithstanding the recitation in such documents that they are governed by the laws of the State of New York.

         Based upon the foregoing, we are of the opinion that:

         1. The Indenture has been duly authorized, executed and delivered by the Company and the Trustee, and the Notes will be valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         2. The 6,313,131 Conversion Shares being registered have been duly authorized and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

         In rendering the foregoing opinions, we express no opinion as to federal or state laws relating to fraudulent transfers.

         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as a part thereof.

                                        Very truly yours,



                                        /s/ Palmer & Dodge LLP
                                        ----------------------
                                        Palmer & Dodge LLP